EXHIBIT 99.1


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[OXY LOGO]  NEWS RELEASE                        OCCIDENTAL PETROLEUM CORPORATION
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         10889 Wilshire Boulevard, Los Angeles, California 90024  (310) 208-8800

For Immediate Release: January 5, 2005

        Occidental Reports Several Items Impacting 4th Quarter Earnings
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     LOS ANGELES -- Occidental Petroleum Corporation (NYSE: OXY) today announced a number of fourth quarter 2004 charges and a tax credit that will impact the comparability of its fourth quarter earnings to prior quarters. These items will reduce net after-tax earnings by approximately $65 million, or $0.16 per share.

     For strategic and economic reasons the company's chemicals affiliate, Occidental Chemical Corporation (OxyChem) will exit the unprofitable vinyl specialty resins business by closing the company's Pottstown, Pennsylvania manufacturing facility effective immediately and take a pre-tax charge of $53 million. Approximately 220 employees will be affected by the closure. In addition to the charge for closing the Pottstown plant, Occidental also will take a pre-tax charge of $12 million to write-off certain production facilities using mercury cell technology at OxyChem's Delaware City, Delaware chloralkali plant. These actions were taken to strengthen the company's profitable core chloralkali and polyvinyl chloride (PVC) business.

     Occidental also will take pre-tax charges totaling approximately $76 million to increase its environmental remediation reserves, provide for several ongoing litigation matters and increase its self-insurance reserves. The environmental charge included in the total mainly reflects revisions of cost estimates and changes in work programs at a number of existing remediation sites.

     These charges will be partially offset by a tax credit of approximately $27 million that will be recorded to reflect the settlement of certain income tax audit issues.

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Contacts:  Lawrence P. Meriage (media)
           310-443-6562
           Kenneth J. Huffman (investors)
           212-603-8183
           On the web: www.oxy.com